UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01	Entry Into Material Definitive Agreement.

On January 24, 2007, American Dental Partners, Inc. (the “Company”) and its subsidiaries entered into the Omnibus Amendment Agreement and Waiver (the “Amendment”) with KeyBank National Association, as administrative agent for the lenders, and the lending institutions that are parties to the Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and its subsidiaries, the lending institutions and the Administrative Agent, dated as of February 22, 2005. Capitalized terms used and not otherwise defined are as defined in the Amendment.

The Amendment modifies certain provisions of the Credit Agreement related to the operation of the Company’s Insurance Subsidiary and waives certain specified events. Specifically, the Amendment: (i) increases the Letter of Credit Commitment Amount to $4.5 million; (ii) provides that the Insurance Subsidiary is not a guarantor and the Company is not required to pledge its equity interests in the Insurance Subsidiary, unless the Administrative Agent notifies the Company in writing; (iii) permits investments by the Company in the Insurance Subsidiary in the aggregate amount not to exceed $7.5 million; and (iv) waives certain events related to formation and re-organization of Company subsidiaries without providing the required notice under the Credit Agreement.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Omnibus Amendment Agreement and Waiver, dated as of January 24, 2007, by and among American Dental Partners, Inc. and its Subsidiaries, the lending institutions party to the Credit Agreement, and KeyBank National Association, as administrative agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

January 30, 2007	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President, Chief Financial Officer and Treasurer
(principal financial officer)